Exhibit 99.1

NEWS

FOR RELEASE: Thursday, November 4, 2004

CHARTER REPORTS THIRD QUARTER 2004
FINANCIAL AND OPERATING RESULTS

St. Louis, MO - Charter Communications, Inc. (Nasdaq: CHTR) (along with its subsidiaries, the Company) today reported financial and operating results for the three months ended September 30, 2004. The Company also provided pro forma results, which reflect the sales of certain cable systems in March and April 2004 and October 2003 as if these sales occurred on January 1, 2003. (See the Addendum of this news release for further details on pro forma information.)

Highlights

The Company reported the following highlights in the quarter:

  Third quarter HSD revenues increased 34% year over year on a pro forma basis as a result of strong unit and revenue per HSD customer growth. Added 108,500 residential high-speed data (HSD) customers during the third quarter and 378,400 over the past 12 months.
  Third quarter commercial services revenues increased 27% and third quarter advertising sales revenues increased 18% on a pro forma basis compared to the third quarter of 2003.
  Video revenue per customer increased 3%, HSD revenue per customer increased 5% and overall revenue per customer increased 10% for the third quarter of 2004 compared to the pro forma year ago period.
  Telephony ready homes passed totaled 508,100 homes at September 30, 2004, a five-fold increase over September 30, 2003. Telephony customers increased 67% to 40,200 compared to the year ago period.
  Digital customers with high definition services grew from less than 16,500 at December 31, 2003 to 76,000 at the end of the third quarter 2004. Digital video recorders units grew to 61,000 at September 30, 2004.
  Revenue grew 8% and adjusted EBITDA 2% on a pro forma basis for the third quarter of 2004 compared to the third quarter of 2003. Q3 Adjusted EBITDA on a pro forma basis represents 37.7% of revenues. For the three months ended September 30, 2004, Charter reported 3% revenue growth and a 3% decline in adjusted EBITDA on an actual basis compared to third quarter 2003. (Adjusted EBITDA is defined in the "Use of Non-GAAP Financial Metrics" section of this news release.)

Charter President and CEO Carl Vogel said, "We're pleased with the performance of our high-speed data product evidenced by strong unit and revenue per customer growth as compared to the second quarter and prior periods. The recent product enhancements and migration to a two-speed service choice have proven successful as third quarter 2004 average revenue per HSD customer has increased 5% compared to the year ago period. Our strategy of combining differentiated advanced services with our core products in a digital format combined with our high-speed data services is proving to be successful in increasing revenue per customer as revenue growth continues to accelerate each quarter in 2004. Our challenge continues to be in the analog video category. We have a number of initiatives in place to continually improve customer service and adjust our packages and pricing to address competitive pressures in many markets. We also continue to focus on wider deployment of advanced services like voice over IP, video on demand, digital video recorders and high definition television in as many markets as financially possible."

Third Quarter Results

Third quarter 2004 revenues were $1.248 billion, an increase of $89 million, or 8%, over pro forma third quarter 2003 revenues of $1.159 billion and increase of 3% over third quarter actual revenues of $1.207 billion. The increases in revenues are principally the result of growth in HSD revenues as well as increased commercial revenues and advertising sales. For the three months ended September 30, 2004, HSD revenues increased $48 million, or 34%, on a pro forma basis, reflecting 378,400 additional HSD customers since September 30, 2003. In addition, third quarter 2004 average monthly revenue per HSD customer increased 5% compared to third quarter 2003 pro forma average monthly HSD revenue. Commercial revenues increased $13 million, or 27%, on a pro forma basis and advertising sales revenues increased $11 million, or 18%, on a pro forma basis compared to the year ago quarter. Video revenues increased 1% on a pro forma basis compared to the third quarter of 2003.

Third quarter 2004 operating costs and expenses were $777 million, an increase of $82 million, or 12%, on a pro forma basis and an increase of $58 million, or 8%, on an actual basis, compared to the year ago period. The rise in third quarter 2004 operating costs and expenses was primarily a result of a 12% increase in programming costs, a 15% increase in service costs from ongoing infrastructure maintenance and an 11% increase in general and administrative costs primarily due to increases in costs associated with improving customer care and costs to address our growing commercial business compared to the year ago pro forma period.

Charter reported a loss from operations of $2.344 billion for the third quarter 2004 compared to third quarter 2003 income from operations of $104 million on a pro forma basis and $117 million on an actual basis. The change in income (loss) from operations primarily resulted from the recognition of a $2.433 billion charge for the impairment of franchises for the three months ended September 30, 2004 due to the use of a lower projected growth rate in the Company's valuation, resulting in revised estimates of future cash flows. An increase in depreciation and amortization also unfavorably impacted income (loss) from operations in the comparison of third quarter of 2004 to the same 2003 period.

Net loss applicable to common stock and loss per common share for the third quarter of 2004 were $3.295 billion and $10.89, respectively. For the third quarter of 2003, Charter reported actual net income applicable to common stock and basic earnings per common share of $36 million and 12 cents, respectively. The difference between net loss applicable to common stock for third quarter 2004 and net income applicable to common stock for the same year ago period was primarily the result of non-cash items, including the impairment charge of $2.433 billion and the cumulative effect of accounting change of $765 million recorded in the third quarter of 2004 and the $267 million gain on the exchange of debt in the third quarter of 2003, partially offset by a $185 million increase in income tax benefit.

Year to Date Results

For the nine months ended September 30, 2004, Charter generated pro forma revenues of $3.672 billion, an increase of 6% over pro forma revenues of $3.457 billion for the year ago period. Pro forma revenue growth is due primarily to a $144 million, or 37%, increase in HSD revenues year over year. For the first nine months of 2004, pro forma commercial revenues increased $36 million, or 26%, and pro forma advertising sales revenues increased $22 million, or 12%, compared to the pro forma year ago period. Actual revenues for the first three quarters of 2004 of $3.701 billion increased 3% over actual revenues of $3.602 billion for the same year ago period.

Pro forma operating costs and expenses for the nine months ended September 30, 2004 totaled $2.271 billion, up $186 million, or 9%, compared to the year ago pro forma period, primarily a result of increased programming and service costs. Actual operating costs and expenses of $2.287 billion for the first three quarters of 2004 increased 6% compared to actual operating costs and expenses for the same 2003 period.

For the nine months ended September 30, 2004, pro forma loss from operations totaled $2.266 billion compared to net income of $267 million for the same pro forma 2003 period as a result of the $2.433 billion impairment charge described earlier, special charges of $100 million primarily consisting of $85 million related to the settlement of class action lawsuits, which are subject to final documentation and court approval, and option compensation costs of $34 million. For the first nine months of 2004, actual loss from operations totaled $2.154 billion compared to net income from operations of $306 million for the actual year ago period due to the same factors impacting the change in pro forma results, partially offset by the $105 million pre-tax gain on the sale of cable systems recorded in the first nine months of 2004.

Third Quarter Liquidity

Adjusted EBITDA totaled $471 million for the three months ended September 30, 2004, an increase of $7 million, or 2%, on a pro forma basis and a decrease of $17 million, or 3% on an actual basis, compared to the year ago period. Net cash flows from operating activities for the third quarter of 2004 were $215 million, compared to $353 million for the year ago quarter, primarily as a result of a $71 million increase in interest on cash pay obligations and a $59 million increase in cash used by operating assets and liabilities primarily resulting from the benefit in the third quarter of 2003 from collection of receivables from programmers related to prior period network launches.

Expenditures for property, plant and equipment for the third quarter of 2004 totaled $249 million, an increase of approximately 4% from third quarter 2003.

Charter reported un-levered free cash flow of $222 million for the third quarter of 2004, compared to pro forma un-levered free cash flow of $231 million and actual un-levered free cash flow of $249 million in the third quarter of 2003.

Charter reported negative free cash flow of $128 million for the third quarter of 2004 compared to pro forma negative free cash flow of $41 million and actual negative free cash flow of $30 million for the third quarter of 2003. The increases are primarily the result of a $78 million and $71 million increase in interest on cash pay obligations on a pro forma and actual basis, respectively.

Year to Date Liquidity

Pro forma adjusted EBITDA totaled $1.401 billion for the nine months ended September 30, 2004, an increase of $29 million, or 2%, compared to the year ago pro forma period of $1.372 billion. Actual adjusted EBITDA totaled $1.414 billion for the first three quarters of 2004, a 2% decline compared to actual first three quarters 2003 adjusted EBITDA of $1.443 billion.

Actual net cash flows from operating activities for the nine months ended September 30, 2004, were $383 million, a decrease of 40% from $638 million reported a year ago, primarily a result of the $146 million increase in interest on cash pay obligations and an $80 million increase in cash used by operating assets and liabilities, primarily due to changes in the timing of cash receipts previously discussed.

Actual expenditures for property, plant and equipment for the first nine months of 2004 totaled $639 million, an increase of approximately 27% from the first nine months of 2003 when capital expenditures totaled $503 million. The increase in capital expenditures resulted from increased purchases of customer premise equipment, primarily for high definition television and digital video recorders. Expenditures for scalable infrastructure related to the deployment of these advanced services as well as for commercial and residential HSD services also increased during the first nine months of 2004.

Charter reported actual un-levered free cash flow of $775 million for the nine months ended September 30, 2004, compared to un-levered free cash flow of $940 million in the first nine months of 2003. Pro forma un-levered free cash flow was $764 million and $882 million for the nine months ended September 30, 2004 and 2003, respectively. The decline in un-levered free cash flow was primarily the result of increased capital expenditures as previously discussed.

The increase in capital expenditures along with increased interest on cash pay obligations resulted in actual negative free cash flow of $215 million for the first nine months of 2004, compared to actual free cash flow of $96 million for the first nine months of 2003. Pro forma negative free cash flow was $222 million for the first nine months of 2004 compared to pro forma free cash flow of $59 million for the first three quarters of 2003.

At September 30, 2004, the Company had $18.5 billion of outstanding indebtedness, and $129 million cash on hand. Net availability of funds under the Charter Operating credit facilities was approximately $957 million at September 30, 2004.

It is likely that Charter or Charter Communications Holding Company, LLC will require additional funding to repay debt maturing in 2005 and 2006. We are working with our financial advisors to address such funding requirements, however, there can be no assurance that such funding will be available to us. Although Paul Allen, Charter's largest shareholder and Chairman of the board of directors, and his affiliates have purchased equity from us in the past, Mr. Allen and his affiliates are not obligated to purchase equity from, contribute to or loan funds to us in the future.

Operating Statistics

All year over year changes in operating statistics are pro forma for the sales of certain cable systems to Atlantic Broadband Finance, LLC and WaveDivision Holdings, LLC. (See the customer statistics table and related footnotes in the Addendum to this release for more information.)

Charter ended the third quarter with 10,623,600 RGUs, a net increase of 97,600 RGUs during the third quarter of 2004. The increase in RGUs was driven by a net gain of 108,500 residential HSD customers during the quarter. Charter grew the digital customer base by 38,700, while the analog video customer base declined by 58,600 customers. The Company's telephony customer base increased by 9,000 customers, or nearly 29%.

As of September 30, 2004, Charter served 6,074,600 analog video, 2,688,900 digital video and 1,819,900 residential high-speed data customers. The Company also served 40,200 telephony customers as of September 30, 2004.

The Company increased RGUs by 348,700 during the 12 months ended September 30, 2004, driven by an increase in HSD customers of 378,400 and digital customers of 118,600. The increases in HSD and digital video customers were partially offset by a decrease in analog video customers of 164,400 over the 12 months ended September 30, 2004. Charter added 16,100 telephony customers during that same period.

Other Matters

On an annual basis, the 2004 pro forma revenue growth rate is expected to be greater than or equal to the as reported 2003 revenue growth rate of 6%. The pro forma 2004 adjusted EBITDA growth rate is not expected to exceed the actual as reported 2003 adjusted EBITDA growth rate of 7%.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by GAAP (Generally Accepted Accounting Principles) to evaluate various aspects of its business. Adjusted EBITDA, un-levered free cash flow and free cash flow are non- GAAP financial measures and should be considered in addition to, not as a substitute for, net cash flows from operating activities reported in accordance with GAAP. These terms as defined by Charter may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA is defined as income from operations before special charges, non-cash depreciation and amortization, gain/loss on sale of assets, and option compensation expense. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations as well as other non-cash or non-recurring items, and is unaffected by our capital structure or investment activities. Adjusted EBITDA is a liquidity measure used by Company management and the Board of Directors to measure our ability to fund operations and our financing obligations. For this reason, it is a significant component of Charter's annual incentive compensation program. However, a limitation of this measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing for the Company. Company management evaluates these costs through other financial measures.

Un-levered free cash flow is defined as adjusted EBITDA less purchases of property, plant and equipment. We believe this is an important measure as it takes into account the period costs associated with capital expenditures used to upgrade, extend and maintain our plant without regard to our leverage structure.

Free cash flow is defined as un-levered free cash flow less interest on cash pay obligations. It can also be computed as net cash flows from operating activities, less capital expenditures and cash special charges, adjusted for the change in operating assets and liabilities, net of dispositions. As such, it is unaffected by fluctuations in working capital levels from period to period.

The Company believes that adjusted EBITDA, un-levered free cash flow and free cash flow provide information useful to investors in assessing our ability to service our debt, fund operations, and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). Adjusted EBITDA, as presented, is reduced for management fees in the amounts of $21 million and $17 million for the three months ended September 30, 2004 and 2003, respectively, which amounts are added back for the purposes of calculating compliance with leverage covenants. As of September 30, 2004, Charter and its subsidiaries were in compliance with their debt covenants.

Conference Call

The Company will host a Conference Call on Thursday, November 4, 2004 at 8:30 AM Eastern Time (ET) related to the contents of this release.

The Conference Call will be webcast live via the Company's website at www.charter.com. Access the webcast by clicking on "About Us" at the top right of the page, then again on "Investor Center." Participants should go to the call link at least 10 minutes prior to the start time to register. The call will be archived on the website beginning two hours after its completion.

Those participating via telephone should dial 888-233-1576. International participants should dial 706-643-3458.

A replay will be available at 800-642-1687 or 706-645-9291 beginning two hours after completion of the call through midnight November 11, 2004. The passcode for the replay is 1306778.

About Charter Communications

Charter Communications, Inc., a broadband communications company, provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital™ and Charter High-Speed™ Internet service. Charter also provides business-to-business video, data and Internet protocol (IP) solutions through Charter Business™. Advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.

# # #

Contact:

Press:

Dave Mack
303/323-1392

Analysts:

Mary Jo Moehle
314/543-2397

Cautionary Statement Regarding Forward-Looking Statements:

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in reports or documents that we file from time to time with the SEC, and include, but are not limited to:

  our ability to pay or refinance debt as it becomes due, commencing in 2005;

  our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed data, telephony and other services and to maintain a stable customer base, particularly in the face of increasingly aggressive competition from other service providers;

  the availability of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash flows from operating activities, further borrowings or other sources;

  our ability to comply with all covenants in our indentures and credit facilities, any violation of which would result in a violation of the applicable facility or indenture and could trigger a default of other obligations under cross-default provisions;

  any adverse consequences arising out of our restatement of our 2000, 2001 and 2002 financial statements;

  the results of the pending grand jury investigation by the United States Attorney's Office for the Eastern District of Missouri, and our ability to reach a final approved settlement with respect to the putative class action, the unconsolidated state action, and derivative shareholders litigation against us on the terms of the August 5, 2004 memoranda of understanding;

  our ability to obtain programming at reasonable prices or to pass cost increases on to our customers;

  general business conditions, economic uncertainty or slowdown; and

  the effects of governmental regulation, including but not limited to local franchise taxing authorities, on our business.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

Charter Communications, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations and Operating Data
(Dollars in Millions, Except Per Share and Share Data)

                                                                   Three Months Ended September 30,          Nine Months Ended September 30,
                                                               ---------------------------------------  -----------------------------------------------
                                                                   2004           2003                        2004             2003
                                                                  Actual         Actual      % Change        Actual           Actual        % Change
                                                               -------------  -------------  ---------   ---------------  --------------  -------------
REVENUES:
   Video..................................................... $         839  $         866        (3%)  $         2,534  $        2,607            (3%)
   High-speed data...........................................           189            145         30%              538             403             33%
   Advertising sales.........................................            73             64         14%              205             188              9%
   Commercial................................................            61             52         17%              175             149             17%
   Other.....................................................            86             80          8%              249             255            (2%)
                                                               -------------  -------------              ---------------  --------------
      Total revenues.........................................         1,248          1,207          3%            3,701           3,602              3%
                                                               -------------  -------------              ---------------  --------------
COSTS AND EXPENSES:
   Programming...............................................           328            307          7%              991             934              6%
   Advertising sales.........................................            24             21         14%               72              65             11%
   Service...................................................           173            156         11%              489             458              7%
   General and administrative................................           220            204          8%              636             622              2%
   Marketing.................................................            32             31          3%               99              80             24%
                                                               -------------  -------------              ---------------  --------------
      Operating costs and expenses...........................           777            719          8%            2,287           2,159              6%
                                                               -------------  -------------              ---------------  --------------
      Adjusted EBITDA........................................           471            488        (3%)            1,414           1,443            (2%)
                                                               -------------  -------------              ---------------  --------------
      Adjusted EBITDA margin.................................            38%            40%                          38%             40%
                                                               -------------  -------------              ---------------  --------------

   Depreciation and amortization.............................           371            352                        1,105           1,095
   Impairment of franchises..................................         2,433             --                        2,433              --
   (Gain) loss on sale of assets, net........................            --             10                         (104)             23
   Option compensation expense, net..........................             8              1                           34               1
   Special charges, net......................................             3              8                          100              18
                                                               -------------  -------------              ---------------  --------------
       Income (loss) from operations.........................        (2,344)           117                       (2,154)            306
                                                               -------------  -------------              ---------------  --------------
OTHER INCOME AND EXPENSES:
   Interest expense, net.....................................          (424)          (387)                      (1,227)         (1,163)
   Gain (loss) on derivative instruments and
    hedging activities, net..................................            (8)            31                           48              35
   Loss on debt to equity conversions........................            --             --                          (23)             --
   Loss on extinguishment of debt............................            --             --                          (21)             --
   Gain on debt exchange.....................................            --            267                           --             267
   Other, net................................................            --             (5)                          --              (9)
                                                               -------------  -------------              ---------------  --------------
                                                                       (432)           (94)                      (1,223)           (870)
                                                               -------------  -------------              ---------------  --------------

Income (loss) before minority interest, income taxes
  and cumulative effect of accounting change.................        (2,776)            23                       (3,377)           (564)

Minority interest............................................            34            (14)                          24             297
                                                               -------------  -------------              ---------------  --------------

Income (loss) before income taxes
  and cumulative effect of accounting change.................        (2,742)             9                       (3,353)           (267)

Income tax benefit...........................................           213             28                          116              86
                                                               -------------  -------------              ---------------  --------------

Income (loss) before cumulative effect of accounting change..        (2,529)            37                       (3,237)           (181)

Cumulative effect of accounting change, net of tax...........          (765)            --                         (765)             --
                                                               -------------  -------------              ---------------  --------------

Net income (loss)............................................        (3,294)            37                       (4,002)           (181)

Dividends on preferred stock - redeemable....................            (1)            (1)                          (3)             (3)
                                                               -------------  -------------              ---------------  --------------
Net income (loss) applicable to common stock................. $      (3,295) $          36              $        (4,005) $         (184)
                                                               =============  =============              ===============  ==============

EARNINGS PER SHARE:
  Basic                                                       $      (10.89) $        0.12              $        (13.38) $        (0.62)
                                                               =============  =============              ===============  ==============
  Diluted                                                     $      (10.89) $        0.07              $        (13.38) $        (0.62)
                                                               =============  =============              ===============  ==============
Weighted average common shares outstanding, basic............   302,604,978    294,566,878                  299,411,053     294,503,840
                                                               =============  =============              ===============  ==============
Weighted average common shares outstanding, diluted..........   302,604,978    637,822,843                  299,411,053     294,503,840
                                                               =============  =============              ===============  ==============

NOTE:  Certain 2003 amounts have been reclassified to conform with the 2004 presentation.

Addendum to Charter Communications, Inc. Third Quarter 2004 Earnings Release

Charter Communications, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations and Operating Data
(Dollars in Millions, Except Per Share and Share Data)

                                                                  Three Months Ended September 30,        Nine Months Ended September 30,
                                                               -------------------------------------  ----------------------------------------
                                                                   2004          2003                      2004           2003
                                                                  Actual     Pro Forma (a) % Change    Pro Forma (a)  Pro Forma (a)  % Change
                                                               ------------  ------------  ---------   -------------  -------------  ---------
REVENUES:
   Video..................................................... $        839  $        831          1%  $       2,513  $       2,502         --
   High-speed data...........................................          189           141         34%            535            391         37%
   Advertising sales.........................................           73            62         18%            204            182         12%
   Commercial................................................           61            48         27%            173            137         26%
   Other.....................................................           86            77         12%            247            245          1%
                                                               ------------  ------------              -------------  -------------
      Total revenues.........................................        1,248         1,159          8%          3,672          3,457          6%
                                                               ------------  ------------              -------------  -------------
COSTS AND EXPENSES:
   Programming...............................................          328           294         12%            982            895         10%
   Advertising sales.........................................           24            21         14%             72             63         14%
   Service...................................................          173           151         15%            486            445          9%
   General and administrative................................          220           198         11%            632            604          5%
   Marketing.................................................           32            31          3%             99             78         27%
                                                               ------------  ------------              -------------  -------------
      Operating costs and expenses...........................          777           695         12%          2,271          2,085          9%
                                                               ------------  ------------              -------------  -------------
      Adjusted EBITDA........................................          471           464          2%          1,401          1,372          2%
                                                               ------------  ------------              -------------  -------------
      Adjusted EBITDA margin.................................           38%           40%                        38%            40%
                                                               ------------  ------------              -------------  -------------

   Depreciation and amortization.............................          371           341                      1,099          1,064
   Impairment of franchises..................................        2,433            --                      2,433             --
   Loss on sale of assets, net...............................           --            10                          1             22
   Option compensation expense, net..........................            8             1                         34              1
   Special charges, net......................................            3             8                        100             18
                                                               ------------  ------------              -------------  -------------
       Income (loss) from operations.........................       (2,344)          104                     (2,266)           267
                                                               ------------  ------------              -------------  -------------
OTHER INCOME AND EXPENSES:
   Interest expense, net.....................................         (424)         (380)                    (1,223)        (1,142)
   Gain (loss) on derivative instruments and
    hedging activities, net..................................           (8)           31                         48             35
   Loss on debt to equity conversions........................           --            --                        (23)            --
   Loss on extinguishment of debt............................           --            --                        (21)            --
   Gain on debt exchange.....................................           --           267                         --            267
   Other, net................................................           --            (5)                        --             (9)
                                                               ------------  ------------              -------------  -------------
                                                                      (432)          (87)                    (1,219)          (849)
                                                               ------------  ------------              -------------  -------------
Income (loss) before minority interest, income taxes
   and cumulative effect of accounting change................       (2,776)           17                     (3,485)          (582)

Minority interest............................................           34           (11)                        24            307
                                                               ------------  ------------              -------------  -------------
Income (loss) before income taxes
   and cumulative effect of accounting change.................      (2,742)            6                     (3,461)          (275)

Income tax benefit...........................................          213            28                        130             86
                                                               ------------  ------------              -------------  -------------

Income (loss) before cumulative effect of accounting change..       (2,529)           34                     (3,331)          (189)

Cumulative effect of accounting change, net of tax...........         (765)           --                       (765)            --
                                                               ------------  ------------              -------------  -------------

Net income (loss)............................................       (3,294)           34                     (4,096)          (189)

Dividends on preferred stock - redeemable....................           (1)           (1)                        (3)            (3)
                                                               ------------  ------------              -------------  -------------
Net income (loss) applicable to common stock................. $     (3,295) $         33              $      (4,099) $        (192)
                                                               ============  ============              =============  =============

EARNINGS PER SHARE:
   Basic..................................................... $     (10.89) $       0.11              $      (13.69) $       (0.65)
                                                               ============  ============              =============  =============
   Diluted................................................... $     (10.89) $       0.07              $      (13.69) $       (0.65)
                                                               ============  ============              =============  =============
Weighted average common shares outstanding, basic............  302,604,978   294,566,878                299,411,053    294,503,840
                                                               ============  ============              =============  =============
Weighted average common shares outstanding, diluted..........  302,604,978   637,822,843                299,411,053    294,503,840
                                                               ============  ============              =============  =============

(a)  Pro forma results reflect the sales of systems to Atlantic Broadband Finance, LLC in March and April 2004 and
WaveDivision Holdings, LLC in October 2003, as if they both occurred as of January 1, 2003.  Actual revenues exceeded pro forma revenues for the nine months ended September 30, 2004 and the three and nine months ended September 30,
2003 by $29 million, $48 million and $145 million, respectively.  Actual adjusted EBITDA exceeded pro forma adjusted
EBITDA by $13 million, $24 million and $71 million for the nine months ended September 30, 2004 and the three and nine months ended September 30, 2003, respectively.  Pro forma net loss exceeded actual net loss by $94 million and $8 million for the nine months ended September 30, 2004 and 2003, respectively.  Actual net income exceeded pro forma net income by $3 million for the three months ended September 30, 2003.  The unaudited pro forma financial information required allocation of certain revenues and expenses and such information has been presented for comparative purposes and does not purport to be indicative of the consolidated results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.  Adjusted EBITDA is a non-GAAP term.  See page 7 of this addendum for the reconciliation of adjusted EBITDA to net cash flows from operating activities as defined by GAAP.

Addendum to Charter Communications, Inc. Third Quarter 2004 Earnings Release

Charter Communications, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
(Dollars in Millions)

                                                                               September 30, December 31,
                                                                                   2004          2003
                                                                               ------------  -------------

                              ASSETS

CURRENT ASSETS:
   Cash and cash equivalents................................................. $        129  $         127
   Accounts receivable, net of allowance for doubtful accounts...............          186            189
   Prepaid expenses and other current assets.................................           30             34
                                                                               ------------  -------------
         Total current assets................................................          345            350
                                                                               ------------  -------------
INVESTMENT IN CABLE PROPERTIES:
   Property, plant and equipment, net........................................        6,415          7,014
   Franchises, net...........................................................        9,885         13,680
                                                                               ------------  -------------
         Total investment in cable properties, net...........................       16,300         20,694
                                                                               ------------  -------------
OTHER NONCURRENT ASSETS......................................................          439            320
                                                                               ------------  -------------
        Total assets......................................................... $     17,084  $      21,364
                                                                               ============  =============
                LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
   Accounts payable and accrued expenses..................................... $      1,301  $       1,286
                                                                               ------------  -------------
         Total current liabilities...........................................        1,301          1,286
                                                                               ------------  -------------
LONG-TERM DEBT...............................................................       18,484         18,647

DEFERRED MANAGEMENT FEES - RELATED PARTY.....................................           14             14

OTHER LONG-TERM LIABILITIES..................................................          675            848

MINORITY INTEREST............................................................          637            689

PREFERRED STOCK - REDEEMABLE.................................................           55             55

SHAREHOLDERS' DEFICIT........................................................       (4,082)          (175)
                                                                               ------------  -------------
          Total liabilities and shareholders' deficit........................ $     17,084  $      21,364
                                                                               ============  =============

NOTE:  Certain 2003 amounts have been reclassified to conform with the 2004 presentation.

Addendum to Charter Communications, Inc. Third Quarter 2004 Earnings Release

Charter Communications, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(Dollars in Millions)

                                                                                              Nine Months Ended September 30,
                                                                                              ------------------------------
                                                                                                   2004            2003
                                                                                              --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss................................................................................ $       (4,002) $         (181)
    Adjustments to reconcile net loss to net cash flows from operating activities:..........
       Minority interest....................................................................            (24)           (297)
       Depreciation and amortization........................................................          1,105           1,095
       Impairment of franchises.............................................................          2,433              --
       Option compensation expense, net.....................................................             30               1
       Special charges, net.................................................................             85              --
       Noncash interest expense.............................................................            237             319
       Gain on derivative instruments and hedging activities, net...........................            (48)            (35)
       (Gain) loss on sale of assets, net...................................................           (104)             23
       Loss on debt to equity conversions...................................................             23              --
       Loss on extinguishment of debt.......................................................             18              --
       Gain on debt exchange, net...........................................................             --            (267)
       Deferred income taxes................................................................           (116)            (86)
       Cumulative effect of accounting change, net..........................................            765              --
       Other, net...........................................................................             (1)              4
    Changes in operating assets and liabilities, net of effects from dispositions:..........
       Accounts receivable..................................................................              1              70
       Prepaid expenses and other assets....................................................              2               7
       Accounts payable, accrued expenses and other.........................................            (21)            (24)
       Receivables from and payables to related party,
        including deferred management fees..................................................             --               9
                                                                                              --------------  --------------
           Net cash flows from operating activities.........................................            383             638
                                                                                              --------------  --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property, plant and equipment..............................................           (639)           (503)
    Change in accrued expenses related to capital expenditures..............................            (23)           (109)
    Proceeds from sale of assets............................................................            729              --
    Purchases of investments................................................................            (15)             (8)
    Other, net..............................................................................             (2)             (8)
                                                                                              --------------  --------------
           Net cash flows from investing activities.........................................             50            (628)
                                                                                              --------------  --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Borrowings of long-term debt............................................................          2,873             452
    Repayments of long-term debt............................................................         (4,707)           (646)
    Proceeds from issuance of debt..........................................................          1,500              30
    Payments for debt issuance costs........................................................            (97)            (32)
                                                                                              --------------  --------------
           Net cash flows from financing activities.........................................           (431)           (196)
                                                                                              --------------  --------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........................................              2            (186)
CASH AND CASH EQUIVALENTS, beginning of period..............................................            127             321
                                                                                              --------------  --------------
CASH AND CASH EQUIVALENTS, end of period.................................................... $          129  $          135
                                                                                              ==============  ==============

CASH PAID FOR INTEREST...................................................................... $          824  $          756
                                                                                              ==============  ==============
NONCASH TRANSACTIONS:
   Debt exchanged for Charter Class A common stock.......................................... $           30  $           --
                                                                                              ==============  ==============
   Issuance of debt by CCH II, LLC.......................................................... $           --  $        1,572
                                                                                              ==============  ==============
   Retirement of debt....................................................................... $           --  $        1,866
                                                                                              ==============  ==============

NOTE:  Certain 2003 amounts have been reclassified to conform with the 2004 presentation.

Addendum to Charter Communications, Inc. Third Quarter 2004 Earnings Release

Charter Communications, Inc. and Subsidiaries
Unaudited Summary of Operating Statistics

                                                                                                             Approximate as of
                                                                                           ---------------------------------------------------------
                                                                                           September 30,    June 30,     December 31,   September 30,
                                                                                               2004           2004           2003           2003
                                                                                            Actual (a)     Actual (a)    Pro Forma (a)  Pro Forma (a)
                                                                                           -------------  -------------  -------------  ------------

Customer Summary:
Customer Relationships:
   Residential (non-bulk) analog video customers (b).....................................     5,825,000      5,892,600      5,963,000     6,002,600
   Multi-dwelling (bulk) and commercial unit customers (c)...............................       249,600        240,600        237,500       236,400
                                                                                           -------------  -------------  -------------  ------------
       Total analog video customers (b) (c)..............................................     6,074,600      6,133,200      6,200,500     6,239,000

   Non-video customers (b)...............................................................       216,200        176,900        105,700        73,700
                                                                                           -------------  -------------  -------------  ------------
    Total customer relationships (d).....................................................     6,290,800      6,310,100      6,306,200     6,312,700
                                                                                           =============  =============  =============  ============

   Pro forma average monthly revenue per analog video customer (e)....................... $       68.15  $       67.02  $       62.86  $      61.98

   Bundled customers (f).................................................................     1,617,600      1,544,600      1,422,100     1,367,800

Revenue Generating Units:
   Analog video customers (b)(c).........................................................     6,074,600      6,133,200      6,200,500     6,239,000
   Digital video customers (g)...........................................................     2,688,900      2,650,200      2,588,600     2,570,300
   Residential high-speed data customers (h).............................................     1,819,900      1,711,400      1,527,800     1,441,500
   Telephony customers (i)...............................................................        40,200         31,200         24,900        24,100
                                                                                           -------------  -------------  -------------  ------------
     Total revenue generating units (j)..................................................    10,623,600     10,526,000     10,341,800    10,274,900
                                                                                           =============  =============  =============  ============

Cable Video Services:
Analog Video:
   Estimated homes passed (k)............................................................    12,066,300     11,979,300     11,817,500    11,724,700
   Analog video customers (b)(c).........................................................     6,074,600      6,133,200      6,200,500     6,239,000
   Estimated penetration of analog video homes passed (b)(c)(k)(l).......................            50%            51%            52%           53%
   Pro forma average monthly analog revenue per analog video customer (m)................ $       37.13  $       37.27  $       36.23  $      36.63
   Analog video customers quarterly net gain (loss) (b)(c)(n)............................       (58,600)       (58,800)       (38,500)       11,000

Digital Video:
   Estimated digital homes passed (k)....................................................    11,966,400     11,851,600     11,716,400    11,570,400
   Digital video customers (g)...........................................................     2,688,900      2,650,200      2,588,600     2,570,300
   Estimated penetration of digital homes passed (g)(k)(l)...............................            22%            22%            22%           22%
   Digital percentage of analog video customers (b)(c)(g)(o).............................            44%            43%            42%           41%
   Digital set-top terminals deployed....................................................     3,792,900      3,751,900      3,634,500     3,617,000
   Pro forma average incremental monthly digital revenue per digital video customer (m).. $       23.97  $       23.87  $       23.00  $      23.22
   Digital video customers quarterly net gain (loss) (g)(n)..............................        38,700         (7,200)        18,300        58,500

   Estimated video on demand homes passed (k)............................................     5,227,400      5,032,900      4,476,000     3,892,800

Non-Video Cable Services:
High-Speed Data Services:
   Estimated high-speed data homes passed (k)............................................    10,618,200     10,475,100     10,321,100    10,108,300
   Residential high-speed data customers (h).............................................     1,819,900      1,711,400      1,527,800     1,441,500
   Estimated penetration of high-speed data homes passed (h)(k)(l).......................            17%            16%            15%           14%
   Pro forma average monthly high-speed data revenue per high-speed data customer (m).... $       35.68  $       35.87  $       33.45  $      33.99
   Residential high-speed data customers quarterly net gain (h)(n).......................       108,500         58,400         86,300       137,400

Dial-up customers........................................................................         7,300          7,800          9,600        10,900

Estimated telephony homes passed (k).....................................................       508,100        327,600        102,600        96,300
Telephony customers (i)..................................................................        40,200         31,200         24,900        24,100
Pro forma average monthly telephony revenue per telephony customer (m)................... $       43.26  $       44.85  $       49.15  $      49.89

Pro forma results reflect the sales of systems to Atlantic Broadband Finance, LLC in March and April 2004 and WaveDivision Holdings, LLC which closed in October 2003, as if they both occurred as of January 1, 2003.

See footnotes to unaudited summary of operating statistics on page 6 of this Addendum.

Addendum to Charter Communications, Inc. Third Quarter 2004 Earnings Release

__________

(a)  Customers include all persons our corporate billing records show as receiving service (regardless of their payment status), except for complimentary accounts (such as our employees).  Further, customers include persons receiving service under promotional programs that offered up to two months of service for free, some of whom had not requested to be disconnected, but had not become paying customers as of September 30, 2004.  If such persons do not become paying customers, we do not believe this would have a material impact on our consolidated financial condition or consolidated results of operations.  In addition, at September 30, 2004, June 30, 2004, December 31, 2003
and September 30, 2003, customers include approximately 46,000, 58,700, 72,700 and 64,600 persons whose accounts were over 60 days past due in payment, approximately 5,500, 6,300, 6,500 and 7,100 persons whose accounts were over 90 days past due in payment and approximately 2,000, 2,000, 2,000 and 2,300 of which were over 120 days past due in payment, respectively.

(b)  Analog video customers as of September 30, 2004 and June 30, 2004 include all customers who receive video services (including those who also purchase high-speed data and telephony services) but excludes approximately
216,200 and 176,900 customer relationships at September 30, 2004 and June 30, 2004, respectively, who receive high-speed data service only or telephony service only and who are only counted as high-speed data customers or telephony customers, and therefore are shown as "non-video" customers.  As of December 31, 2003 and September 30,
2003, "analog video customers" include all customers who receive video services (including those who also purchase high-speed data and telephony services) but exclude approximately 105,700 and 73,700 customer relationships at
December 31, 2003 and September 30, 2003, respectively, who received high-speed data service only and who are only counted as high-speed data customers, and therefore are shown as "non-video customers."  Telephony customers represented approximately 10,700 and 8,500 of the 216,200 and 176,900 "non-video customers" as of September 30, 2004 and June 30, 2004, respectively.

(c)  Included within "video customers" are those in commercial and multi-dwelling structures, which are calculated on an equivalent bulk unit ("EBU") basis.  EBU is calculated for a system by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service.  The EBU method of estimating analog video customers is consistent with the methodology used in determining costs paid to programmers and has been consistently applied year over year.  As we increase our effective analog video prices to residential customers without a corresponding increase in the prices charged to commercial service or multi-dwelling customers, our EBU count will decline even if there is no real loss in commercial service or multi-dwelling customers.

(d)  "Customer relationships" as of September 30, 2004 and June 30, 2004 include the number of customers that receive one or more levels of service, encompassing video, data and telephony services, without regard to which service(s) such customers receive.  As of December 31, 2003 and September 30, 2003, "customer relationships" include the number of customers that receive one or more levels of video and data services, without regard to which service(s) such customers receive.  Telephony customers represented approximately 10,700 and 8,500 of the 6,290,800 and 6,310,100 "customer relationships" as of September 30, 2004 and June 30, 2004, respectively.  This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (NCTA) that have been adopted by eleven publicly traded cable operators, including Charter.

(e)  Pro forma average monthly revenue per analog customer is calculated as total pro forma quarterly revenue divided by three divided by average pro forma analog customers during the respective quarter.  This calculation is pro forma giving affect to the reduction of monthly revenue and average analog customers for the disposition of systems sold to Atlantic Broadband Finance, LLC and WaveDivision Holdings, LLC (as discussed on page 5 of this addendum).

(f)  "Bundled customers" as of September 30, 2004 and June 30, 2004 include customers receiving a combination of at least two different types of service, including Charter's video service, high-speed data service or telephony.
As of December 31, 2003 and September 30, 2003, "bundled customers" include customers subscribing to both Charter's video service and high-speed data service.  "Bundled customers" do not include customers who only subscribe to video service.  By including telephony customers, "bundled customers" include approximately 3,200 and 1,600 more customers as of September 30, 2004 and June 30, 2004, respectively.

(g)  Digital video customers include all households that have one or more digital set-top terminals. Included in
"digital video customers" on September 30, 2004, June 30, 2004, December 31, 2003 and September 30, 2003 are
approximately 10,700, 11,400, 12,000 and 12,400 customers, respectively, that receive digital video service directly through satellite transmission.

(h)  All of these customers also receive video service and are included in the video statistics above.  However, the video statistics do not include approximately 205,500, 168,400, 105,700 and 73,700 of these customers at
September 30, 2004, June 30, 2004, December 31, 2003 and September 30, 2003, respectively, who were high-speed data only customers.

(i)  Telephony customers include all households receiving telephone service.

(j)  "Revenue generating units" represent the sum total of all primary analog video, digital video, high-speed data and telephony customers, not counting additional outlets within one household.  For example, a customer who receives two types of service (such as analog video and digital video) would be treated as two revenue generating units, and if that customer added on high-speed data service, the customer would be treated as three revenue generating units.  This statistic is computed in accordance with the guidelines of the NCTA that have been adopted by eleven publicly traded cable operators, including Charter.

(k)  Homes passed represent our estimate of the number of living units, such as single family homes, apartment units and condominium units passed by our cable distribution network in the areas where we offer the service indicated.  "Homes passed" exclude commercial units passed by our cable distribution network.  These estimates are updated for all periods presented when estimates change.

(l)  Penetration represents customers as a percentage of homes passed.

(m)  "Pro forma average monthly revenue" represents pro forma quarterly revenue for the service indicated divided by three divided by the average number of pro forma customers for the service indicated during the respective quarter.  This calculation is pro forma giving effect to the reduction of monthly revenue and average analog customers for the disposition of systems sold to Atlantic Broadband Finance, LLC and WaveDivision Holdings, LLC (as
discussed on page 5 of this addendum).

(n)  "Quarterly net gain (loss)" represents the net gain or loss in the respective quarter for the service indicated.

(o)  Represents the number of digital video customers as a percentage of analog video customers.

Addendum to Charter Communications, Inc. Third Quarter 2004 Earnings Release

Charter Communications, Inc. and Subsidiaries
Unaudited Reconciliation of Non-GAAP Measures to GAAP Measures
(Dollars in Millions)

                                                             Three Months Ended September 30,      Nine Months Ended September 30,
                                                           ------------------------------------  ---------------------------------
                                                                 2004               2003               2004             2003
                                                                Actual             Actual             Actual           Actual
                                                           ----------------  ------------------  ----------------  ---------------

Adjusted EBITDA (a)...................................... $            471  $              488  $          1,414  $         1,443
Less:  Purchases of property, plant and equipment........             (249)               (239)             (639)            (503)
                                                           ----------------  ------------------  ----------------  ---------------

Un-levered free cash flow................................              222                 249               775              940

Less:  Interest on cash pay obligations (b)..............             (350)               (279)             (990)            (844)
                                                           ----------------  ------------------  ----------------  ---------------
Free cash flow...........................................             (128)                (30)             (215)              96

Purchases of property, plant and equipment...............              249                 239               639              503
Special charges, net.....................................               (3)                 (8)              (15)             (18)
Other, net...............................................                1                  (3)               (8)              (5)
Change in operating assets and liabilities...............               96                 155               (18)              62
                                                           ----------------  ------------------  ----------------  ---------------

Net cash flows from operating activities................. $            215  $              353  $            383  $           638
                                                           ================  ==================  ================  ===============

                                                                             Three Months Ended  Nine Months Ended September 30,
                                                                                                 ---------------------------------
                                                                             September 30, 2003        2004             2003
                                                                                 Pro Forma          Pro Forma         Pro Forma
                                                                             ------------------  ----------------  ---------------

Adjusted EBITDA (a)......................................                   $              464  $          1,401  $         1,372
Less:  Purchases of property, plant and equipment........                                 (233)             (637)            (490)
                                                                             ------------------  ----------------  ---------------

Un-levered free cash flow................................                                  231               764              882

Less:  Interest on cash pay obligations (b)..............                                 (272)             (986)            (823)
                                                                             ------------------  ----------------  ---------------
Free cash flow...........................................                                  (41)             (222)              59

Purchases of property, plant and equipment...............                                  233               637              490
Special charges, net.....................................                                   (8)              (15)             (18)
Other, net...............................................                                    2               (13)              (2)
Change in operating assets and liabilities...............                                  163                (7)              92
                                                                             ------------------  ----------------  ---------------

Net cash flows from operating activities.................                   $              349  $            380  $           621
                                                                             ==================  ================  ===============

(a)  See pages 1 and 2 of this addendum for detail of the components included within adjusted EBITDA.

(b)  Interest on cash pay obligations excludes accretion of original issue discounts on certain debt securities and amortization of deferred financing costs that are reflected as interest expense in our consolidated statements of operations.

The above schedules are presented in order to reconcile adjusted EBITDA, un-levered free cash flows and free cash flows, all non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the
Sarbanes-Oxley Act.

Pro forma results reflect the sales of systems to Atlantic Broadband Finance, LLC in March and April 2004 and
WaveDivision Holdings, LLC in October 2003, as if they both occurred as of January 1, 2003.

Addendum to Charter Communications, Inc. Third Quarter 2004 Earnings Release

Charter Communications, Inc. and Subsidiaries
Capital Expenditures
(Dollars in Millions)

                                                                             Three Months Ended September 30, Nine Months Ended September 30,
                                                                             -------------------------------  -------------------------------
                                                                                  2004            2003             2004            2003
                                                                             --------------  ---------------  --------------  ---------------

Customer premise equipment (a)............................................. $          119  $           118  $          345  $           253
Scalable infrastructure (b)................................................             22               15              55               35
Line extensions (c)........................................................             41               38              94               69
Upgrade/Rebuild (d)........................................................             12               33              28               76
Support capital (e)........................................................             55               35             117               70
                                                                             --------------  ---------------  --------------  ---------------

    Total capital expenditures (f)......................................... $          249  $           239  $          639  $           503
                                                                             ==============  ===============  ==============  ===============

(a)  Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues. It also includes customer installation costs in accordance with SFAS 51 and customer premise equipment (e.g., set-top terminals and cable modems, etc.).

(b) Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g., headend equipment).

(c) Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)  Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)  Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)  Represents all capital expenditures made during the three and nine months ended September 30, 2004 and 2003, respectively.

Addendum to Charter Communications, Inc. Third Quarter 2004 Earnings Release